Exhibit 99.1

Golden Enterprises Announces Quarterly and Annual Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--July 16, 2015--Golden Enterprises, Inc.’s Board of Directors today declared a quarterly dividend of $.03125 per share payable August 5, 2015 to stockholders of record on July 27, 2015.

Golden Enterprises, Inc.’s basic and diluted income for the thirteen weeks ended May 29, 2015 were $.06 net income compared to $.06 for the thirteen weeks ended May 30, 2014 on net sales of $34,048,700 versus $35,127,812.

For the 52 weeks ended May 29, 2015, net income was $.15 per share compared to $ .08 per share in the 52 weeks ended May 30, 2014. Increased income per share of $.07 this year ($.02 net of restructure charges last year), were achieved through improvements in manufacturing margins and mix, as well as improved efficiencies in selling and delivery.

Fiscal year 2015 was a year of strategic improvements. Operational income increased $316,545, while net income increased $184,739 without restructuring charge over prior year.

As we continue to develop and expand our manufactured product portfolio, and invest in our operations, we are positioned to grow our sales through effective and efficient product offerings to our consumers.

The following is a summary of net sales and income information.

	Three Months Ended		Twelve Months Ended
	Thirteen Weeks Ended		52 Weeks Ended	52 Weeks Ended
	May 29, 2015	May 30, 2014	May 29, 2015	May 30, 2014

Net Sales	$34,048,700	$35,127,812	$131,724,721	$135,896,895

Income before income taxes	1,090,834	1,013,261	3,066,430	1,593,888
Income taxes	397,469	328,303	1,292,589	672,059
Net income	693,365	684,958	1,773,841	921,829

Basic and diluted income per share	$0.06	$0.06	$0.15	$0.08

Basic weighted shares outstanding	11,291,757	11,732,632	11,552,164	11,732,632

Diluted weighted shares outstanding	11,321,992	11,732,632	11,582,399	11,732,632

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132